Exhibit 99.1

GigOptix Adopts Stockholder Rights Plan

San Jose, CA (December 22, 2011) GigOptix, Inc. (OTCQX: GGOX), a leading fabless supplier of semiconductor and optical components that enable high speed information streaming, today announced that its board of directors has adopted a Rights Agreement (the “Rights Agreement”) under which stockholders will receive rights to purchase shares of a new series of preferred stock.

The Rights Agreement is designed to provide stockholders of the Company with the opportunity to benefit from the long-term prospects and value of the Company and to ensure the fair and equal treatment of the Company’s stockholders in the event of a proposed takeover of the Company.

The board of directors declared a dividend to all stockholders of record of the Company’s common stock as of January 6, 2012 of one right to purchase preferred stock for each share of common stock outstanding. One preferred stock purchase right will also attach to each share of common stock issued by the Company between January 6, 2012 and the earlier of either the exercisability of the rights or the expiration of the Rights Agreement. The preferred stock purchase rights will be exercisable only as provided for under the Rights Agreement. The rights will expire on December 16, 2014, unless earlier redeemed or exchanged by the Company.

The exercisability of the rights to purchase preferred stock will be triggered if any person or group, including persons knowingly acting in concert to effect the control of the Company, is or becomes a beneficial owner of 10% or more of the outstanding shares of the Company’s common stock after the announcement of the Rights Agreement. Stockholders or beneficial ownership groups who currently own 10% or more of the outstanding shares of common stock of the Company will not trigger the preferred share purchase rights unless they acquire additional shares. Each right entitles a holder with the right upon exercise to purchase one one-thousandth of a share of preferred stock at an exercise price that is currently set at $8.50 per right, subject to purchase price adjustments as set forth in the Rights Agreement. Each share of preferred stock has voting rights equal to one thousand shares of common stock. In the event that exercisability of the rights is triggered, each right held by an acquiring person or group would become void. As a result, upon triggering of exercisability of the rights, there would be significant dilution in the ownership interest of the acquiring person or group.

No further action is required for stockholders to receive the preferred stock purchase rights. Until the rights become exercisable, they will not be evidenced by separate certificates and will trade automatically with the shares of the Company’s common stock.

Additional information regarding the Rights Agreement will be contained in a Current Report on Form 8-K and in a Registration Statement on Form 8-A that GigOptix is filing with the Securities and Exchange Commission.

About GigOptix, Inc.

GigOptix is a leading supplier of semiconductor and optical components that enable high speed information streaming and address emerging high growth opportunities in the communications, industrial, defense and avionics industries. The Company offers a broad portfolio of high performance MMIC solutions that enable next generation wireless microwave systems up to 90GHz and drivers, TIAs and TFPSTM optical modulators for 40G and 100G fiber-optic telecommunications and data-communications networks. GigOptix also offers a wide range of digital and mixed-signal ASIC solutions and enables product lifetime extension through its GigOptix Sunset Rescue Program.

SOURCE: GigOptix, Inc.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as “will” and “expect,” or the negative thereof or comparable terminology, and include (without limitation) statements regarding growth, opportunities, continued traction, contracts, and improvement. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. These risks include, but are not limited to: factors that may affect the integration and results of GigOptix’s merger with Endwave, unexpected occurrences that deter the full documentation and “bring to market” plan for products that were developed this year and last year, trends and fluctuations in the industry, changes in demand and purchasing volume of customers, unpredictability of suppliers, our ability to attract and retain qualified personnel, the ability to compete for client design-in opportunities, the ability to cross-sell to new clients and to diversify, the success of product sales in new markets or of recently produced product offerings, including bundled product solutions, the amount of cost savings, the ability to improve productivity, the ability to pursue and attract other M&A opportunities, and the ability to maintain and continue relationships with government agencies. Additional factors that could cause actual results to differ are discussed in other sections of the company’s filings with the SEC, and in the company’s other current and periodic reports filed or furnished from time to time with the SEC. All forward-looking statements in this press release are made as of the date hereof, based on information available to the company as of the date hereof, and the company assumes no obligation to update any forward-looking statement.

Media:

GigOptix, Inc.

Parker Martineau, 408-522-3100

Corporate Communications Manager

pmartineau@gigoptix.com

Investor Relations:

The Blueshirt Group, LLC

Erica Abrams, 415-217-5864

Co-Founder and Managing Director

erica@blueshirtgroup.com

Matthew Hunt, 415-489-2194

Account Manager

matt@blueshirtgroup.com